UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Regulus Therapeutics Inc.

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On April 28, 2023, Regulus Therapeutics Inc. filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”) with the Securities and Exchange Commission in connection with its 2023 Annual Meeting of Stockholders to be held on June 13, 2023.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

SUPPLEMENTAL INFORMATION REGARDING PROPOSAL 4:

APPROVAL OF THE 2019 EQUITY INCENTIVE PLAN, AS AMENDED

In Proposal 4 scheduled for a vote at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Regulus Therapeutics Inc. (the “Company”, “we”, or “us”), we are requesting that our stockholders approve the 2019 Equity Incentive Plan (the “2019 Plan”), as proposed to be amended in accordance with Proposal 4. We refer to the 2019 Plan, as proposed to be amended, as the “Amended 2019 Plan” in this supplement (this “Supplement”).

We are asking for your vote FOR Proposal 4 to, among other things, increase the aggregate number of shares of our common stock that may be issued under the Amended 2019 Plan by 5,000,000 shares, subject to adjustment for certain changes in our capitalization. If Proposal 4 is approved by our stockholders, we will continue to be able to grant equity awards to secure and retain the services of our employees, non-employee directors and consultants. If Proposal 4 is not approved by our stockholders, we will have a significantly reduced ability to use equity awards to recruit and retain highly qualified personnel and we will be substantially disadvantaged in our ability to compete in our industry.

There have been no changes to the Amended 2019 Plan since it was approved by our Board of Directors (the “Board”) on April 20, 2023 and the below information is intended only to reiterate why we believe you should vote to approve the Amended 2019 Plan and to clarify matters that may be of interest to our stockholders. Accordingly, the information contained herein is intended to supplement, and not replace, the information contained in Proposal 4 of the proxy statement for the Annual Meeting (the “Proxy Statement”).

Why You Should Vote to Approve the Amended 2019 Plan (Proposal 4)

Changes to our capital structure impact our equity compensation program. Since we last asked our stockholders to approve an increase to our equity incentive plan’s share reserve in 2019, we have implemented a reverse stock split and increases to our authorized shares, actions approved by our stockholders that enabled us to extend our cash runway, improve the marketability and liquidity of our common stock and provide us with authorized capital sufficient to execute our business strategy. Most recently in April 2023, we closed a $15.0 million private placement of our common stock and non-voting Class A-5 convertible preferred stock (the “Private Placement”), which increased our Outstanding Shares as Converted1 by approximately 58%. The share dilution information presented in Proposal 4 of our Proxy Statement did not include the impact of our Private Placement. We believe it is important for our stockholders to consider our share request in the context of the Private Placement and therefore are providing the updated overhang information in the “Overhang Information” table below.

[1]

“Outstanding Shares as Converted” for these purposes means our outstanding shares of common stock, on an as-converted basis, including each share of common stock issuable upon conversion of our non-voting convertible preferred stock and the shares of common stock that may be issued as a result of the full cash exercise of warrants.

Equity incentives are key to retaining key talent to drive our business forward. The Compensation Committee of our Board (the “Compensation Committee”) and the Board believe that equity awards are a vital part of our ability to retain, recruit and motivate our personnel who are critical to our ability to execute successfully and implement our plans to advance RGLS8429 for the treatment of ADPKD and to advance our preclinical programs. We grant equity awards to substantially all of our employees because equity awards align the interests of our employees with those of our stockholders and are an important contributing factor to our success and the future growth of our business. Further, unlike most of our peer companies, we grant equity awards to our executive officers whose vesting is contingent on meeting pre-defined performance criteria, thereby further ensuring alignment with value creation.

Current equity holdings and reserves are inadequate. We believe that the shares currently available for grant under the 2019 Plan will be insufficient to meet our anticipated retention and recruiting needs. As of the record date of the Annual Meeting, shares remaining available for future grant under the 2019 Plan represented approximately 1% of our Outstanding Shares as Converted and outstanding equity awards covered approximately 5% of our Outstanding Shares as Converted. This total outstanding equity awards, or issued “overhang”, is substantially below peer data2 (falling below the 25th percentile) which puts us at a competitive disadvantage in our market for talent. Further, of this 5% issued overhang, 47% is held by our executive officers, 44% of which consists of stock options that have been underwater for at least 12 months, which our Board feels is inadequate to retain and motivate these key individuals critical to our continued success.

Shares requested are reasonable. If Proposal 4 is approved by our stockholders, we will have 5,000,000 new shares available for grant after the Annual Meeting for a total of 5,586,522 shares available for grant after the Annual Meeting under the Amended 2019 Plan, representing approximately 12% of our Outstanding Shares as Converted as of the record date for the Annual Meeting. Additionally, the Amended 2019 Plan includes an annual evergreen increase that our stockholders previously approved in 2019, to allow our Board the flexibility to include additional shares, up to 5% of the number of shares of our common stock outstanding at the end of the prior year (which sunsets after January 1, 2029). If Proposal 4 is approved, the “full dilution”3 of our Amended 2019 Plan and our other equity incentive programs would be approximately 15%, which is below the 50th percentile of our peer group.

We manage our burn rate responsibly. We are committed to effectively monitoring our equity incentive plan share reserve, including our “burn rate,” to ensure that we maximize stockholders’ value by granting the appropriate number of equity incentive awards necessary to attract, reward and retain key personnel. Our 3-year average burn rate4 is 6.6% and our 3-year average value-adjusted burn rate (as calculated by ISS) is 6.0%, which is below the ISS burn rate benchmark for our index and industry group (Non-Russell 3000 companies in the Pharmaceuticals, Biotechnology & Life Sciences GICS 3520 group). We have also been advised by our outside compensation consultant that our historical burn rate and equity granting practices are reasonable for a company of our size in our industry.

[2]	“Peer data” used in this Supplement refers to data from our 2022 peer group of companies approved by the Compensation Committee with the assistance of its outside compensation consultant.
[3]

“Full dilution” is calculated as (shares available for grant + shares subject to outstanding equity incentive awards)/(Outstanding Shares as Converted + shares available for grant + shares subject to outstanding equity incentive awards). Full dilution does not take into account the impact of potential evergreen increases in future years.

[4]	“Burn rate” is calculated as (shares subject to options granted + shares subject to other equity incentive awards granted)/weighted average common stock outstanding.

Overhang Information	As of April 19, 2023
Total number of shares of common stock subject to outstanding stock options	2,051,887

Weighted-average exercise price of outstanding stock options	$6.65
Weighted-average remaining term of outstanding stock options	8.1 years

Total number of shares of common stock subject to outstanding restricted stock unit awards	280,000

Total number of shares of common stock available for grant under the 2019 Plan(1)	586,522

Total number of shares of common stock available for grant under the 2021 Inducement Plan(1)	260,000

Total number of Outstanding Shares as Converted	45,316,726

Per-share closing price of common stock as reported on Nasdaq Capital Market	$1.24

(1)

As of April 19, 2023, there were no shares of common stock available for grant under any of our equity incentive plans, other than the 2019 Plan and the 2021 Inducement Plan, as described in this table.

	Fiscal Year 2022	Fiscal Year 2021	Fiscal Year 2020
Total number of shares of common stock subject to stock options granted	569,596	335,047	388,872
Total number of shares of common stock subject to restricted stock unit awards granted	84,800	44,550	—
Weighted-average number of shares of common stock outstanding(1)	15,259,958	8,569,854	3,497,737
Burn Rate(2)	4%	4%	11%

(1)

Represents shares of common stock outstanding. Potentially dilutive securities, including shares issuable upon conversion of preferred stock, exercise of warrants and options, and settlement of restricted stock units are not included. Refer to Note 2 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

(2)	Burn rate is calculated as (shares subject to options granted + shares subject to other equity incentive awards granted)/weighted average common stock outstanding

The Amended 2019 Plan balances compensation and governance best practices. The Amended 2019 Plan contains certain provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices including:

•	Repricing is not allowed without prior stockholder approval. The Amended 2019 Plan prohibits the repricing of stock options and stock appreciation rights without prior stockholder approval.

•

No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights granted under the Amended 2019 Plan must have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.

•

Limit on non-employee director compensation. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a non-employee director with respect to any calendar year, including awards granted and cash fees paid by the Company to such non-employee director, will not exceed (i) $750,000 in total value or (ii) in the event such non-employee director is first appointed or elected to the Board during such period, $1,000,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.

•

No liberal change in control definition. The change in control definition in the Amended 2019 Plan is not a “liberal” definition. A change in control transaction must actually occur in order for the change in control provisions in the Amended 2019 Plan to be triggered.

•

Material amendments require stockholder approval. The Amended 2019 Plan requires stockholder approval of any material revisions to the Amended 2019 Plan. In addition, certain other amendments to the Amended 2019 Plan require stockholder approval.

•

Awards subject to forfeiture/clawback. Awards granted under the Amended 2019 Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board of Directors may impose other clawback, recovery or recoupment provisions in an award agreement, including a reacquisition right in respect of previously acquired shares or other cash or property upon the occurrence of cause.

Vote Required

The affirmative vote of a majority of the votes cast at the Annual Meeting will be required to approve Proposal 4. Abstentions and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR PROPOSAL 4.

Information on how to vote your shares, or change or revoke your prior vote or voting instruction, is available in the Proxy Statement.

The date of this Supplement is June 5, 2023.